EXHIBIT 99.1

News Release

For Immediate Release

JACKSON HEWITT NAMES DANIEL O’BRIEN CHIEF FINANCIAL OFFICER

PARSIPPANY, NJ – January 3, 2008 – Jackson Hewitt Tax Service Inc. (NYSE: JTX) announced today the hiring of Daniel P. O’Brien as its Executive Vice President, Chief Financial Officer and Treasurer. Mr. O’Brien brings over 25 years of financial management experience to his new role, having most recently served as Senior Vice President and Chief Financial Officer of Hawaiian Telcom. Mr. O’Brien will oversee all of Jackson Hewitt’s financial operations, including accounting and financial reporting, treasury, financial planning and analysis and investor relations.

“We are very pleased to have Dan join us as Chief Financial Officer,” said Michael Yerington, President and Chief Executive Officer. “Dan’s experience will be a great asset to Jackson Hewitt as we strive to accelerate the growth of our business in the 2008 tax season and beyond.”

Prior to his work with Hawaiian Telcom, Daniel served as Chief Financial Officer for Global Crossing, Genuity Corporation and GTE Corporation. Mr. O’Brien, 53, earned his BS in chemistry from Boston College and his MBA with concentrations in finance and accounting from the University of Chicago.

About Jackson Hewitt Tax Service Inc.

Jackson Hewitt Tax Service Inc. (NYSE: JTX), with over 6,500 franchised and company-owned offices throughout the United States during the 2007 tax season, is an industry leader providing full service individual federal and state income tax preparation. Most offices are independently owned and operated. The Company is based in Parsippany, New Jersey. More information may be obtained at www.jacksonhewitt.com. To locate the Jackson Hewitt Tax Service® office nearest to you, call 1-800-234-1040.

Contacts:
	Investor Relations:	Media Relations:
	David Kraut	Sheila Cort
	Vice President,	Vice President,
	Treasury and Investor Relations	Corporate Communications
	973-630-0821	973-630-0680

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3 Sylvan Way, Parsippany, New Jersey 07054 Phone: 973.630.0821 Fax: 973.630.0812

www.jacksonhewitt.com